Exhibit 10.1

AMENDMENT TO

NATIONAL INTERSTATE CORPORATION

AMENDED AND RESTATED MANAGEMENT BONUS PLAN

The National Interstate Corporation Amended and Restated Management Bonus Plan (the “Plan”) is amended, effective November 6, 2009, to be used commencing with the 2010 Performance Period, as follows:

1. Section 6 of the Plan is hereby superseded and replaced in its entirety as set forth below:

“6. Determination of Awards. As soon as administratively practicable following the end of each Performance Period, the Committee shall determine the total Bonus Pool available for allocation as Awards for such Performance Period and shall determine the extent, if any, that the Target Incentive Award for each Participant has been attained, based on the Committee’s assessment (after considering the recommendations of the chief executive officer for all Participants other than the chief executive officer) of the Company’s and the Participant’s performance to Objectives during such Performance Period. The amount of the Award payable under the Plan to any Participant shall then be determined by the Committee based on a percentage of the available Bonus Pool. The Committee may, in its sole discretion, increase or decrease the amount of any Award otherwise payable to any Participant to reflect such Participant’s individual performance or such other factors as the Committee deems relevant, or in recognition of changed or special circumstances.”

2. The definition of “Bonus Pool” contained in Exhibit A to the Plan is hereby superseded and replaced in its entirety as set forth below:

““Bonus Pool” means, for each Performance Period, a bonus pool established by the Committee upon recommendation of the chief executive officer with respect to the underwriting performance for the Company’s accident underwriting year or years, including, without limitation, that portion of the underwriting profit, combined ratio, direct written premium versus plan or actual earned premium for such year or years, as designated by the Committee.”

3. The Plan is hereby amended to add a new definition of “Objectives” to Exhibit A to the Plan as follows:

““Objectives” means the measurable or subjective performance objective or objectives established pursuant to this Plan for Participants for whom the Committee has established Target Incentive Awards. Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of a subsidiary, division, business unit, department, product or function within the Company or subsidiary in which the Participant is employed or in terms of the performance of the individual Participant and may be based on the following criteria: investment portfolio performance, net income, earnings per share, adjusted book value per share, attainment of gross premium levels, operating income, revenues, operating margin, profit margin, after-tax profit, product-related profitability, return on equity, return on invested capital, financing, capital management, cash flow, shareholder value, economic value added, shareholder return (measured in terms of share price appreciation) and/or total shareholder return (measured in terms of share price appreciation and/or dividend growth), tax planning, new customers, cost controls, new products, product development, market penetration, geographic business expansion, cost targets, productivity, employee satisfaction, management of subordinate managers, dealings with regulatory bodies, compliance initiatives, acquisitions or divestitures, customer satisfaction, program development, banks, credit rating agencies and investment service vendors, responsiveness to unexpected developments, responsiveness to investors, administrative oversight of certain functions, development and implementation of strategic initiatives and annual objectives and/or strategic business criteria related to a Participant’s area or areas of responsibility. The Objectives may be made relative to the performance of other corporations or entities.”

4. Except as explicitly set forth herein, the Plan will remain in full force and effect.

NATIONAL INTERSTATE CORPORATION

By:	/s/ Julie A. McGraw

Its:	Vice President and Chief Financial Officer

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